ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number 20100273857-55
Ross Miller Secretary of State State of Nevada	Filing Date and Time 04/26/2010 11:50 AM
	Entity Number E0660522009-3

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Hard Asset Management, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

1. Designation and Number of Shares. The shares of such series shall be designated as "*Series A Convertible Preferred Stock*", and the number of shares constituting such series shall be One Million (1,000,000), $0.001 par value per share (such shares being referred to as the "*Series A Preferred Stock*"). Such number of shares of the Series A Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

2. Rank. Except as otherwise expressly provided herein, with respect to dividend rights, redemption rights and rights on liquidation, dissolution or winding up, the Series A Preferred Stock will rank senior to the following capital stock of the Corporation: (a) the common stock, par value $0.001 per share (the "***Common Stock***"); and (b) all hereinafter created classes or series of Preferred Stock.

3. Dividends. The holders of shares of Series A Preferred Stock have no dividend rights except as may be declared by the Board of Directors of the Corporation in its sole and absolute discretion, out of funds legally available for that purpose.

4. Liquidation Rights.

(a) With respect to rights on Liquidation (as defined in Section 4(b) hereof), the Series A Preferred Stock shall rank senior and prior to the Common Stock and to all other classes or series of stock issued by the Corporation.

(b) In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation (each, a "***Liquidation***"), the holders of shares of Series A Preferred Stock then outstanding (the "Series A Shareholders") shall be entitled to receive an amount equal to $1.00 per share, out of the assets of the Corporation legally available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on Liquidation junior to such Series A Preferred Stock. If upon any such Liquidation of the Corporation, the remaining assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series A Preferred Stock and any class or series of stock ranking on liquidation on a parity with the Series A Preferred Stock shall share pari passu in any distribution of the remaining assets and funds of the Corporation in proportion to the respective liquidation amounts of the Series A Preferred Stock that would otherwise be payable to the holders of Series A Preferred Stock with respect to the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full..

5. Voting. The Series A Shareholders shall be entitled to two hundred fifty (250) votes for each share of Series A Preferred Stock held on any matters requiring a shareholder vote of the Corporation.

6. Conversion. The holders of Series A Preferred Stock shall have conversion rights and obligations as follows:

(i) Any Series A Shareholder shall have the right, at any time from the date of issuance, to convert any or all of its Series A Preferred Stock into one (1) fully paid and nonassessable share of Common Stock for each share of Series A Preferred Stock so converted.

(ii) The conversion right provided by the above Section may be exercised only by a Holder of Series A Preferred Stock, in whole or in part, by execution and delivery of a Notice of Conversion (herein so called) and the surrender of the share certificate(s) representing the Series A Preferred Stock to be converted at the principal office of the Corporation (or at such other

place as the Corporation may designate in a written notice sent to the Holder by first-class mail, postage prepaid, at its address shown on the books of the Corporation). Each Series A Preferred Stock certificate surrendered for conversion shall be endorsed by its Holder. In the event of exercise of the conversion right of the Series A Preferred Stock granted herein, (i) share certificates representing the Common Stock purchased by virtue of such exercise shall be delivered to such Holder within 10 business days after receipt by the Corporation of the original Notice of Conversion and the certificate(s) representing the Series A Preferred Stock (the tenth business day after receipt of such original documents, not counting the date of receipt, being the "***Delivery Date***"), and (ii) unless the Series A Preferred Stock has been fully converted, a new share certificate representing the Series A Preferred Stock not so converted, if any, shall also be delivered to such Holder on or before such Delivery Date, or carried on the Corporation's ledger, at the Holder's option. Any Holder may exercise its right to convert the Series A Preferred Stock by telecopying an executed and completed Notice of Conversion to the Corporation, and within 72 hours thereafter, delivering the original Notice of Conversion and the certificate(s) representing the Series A Preferred Stock to the Corporation by express courier. Each date on which a telecopied Notice of Conversion is received by the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will cause delivery of the Common Stock certificates issuable upon conversion of any Series A Preferred Stock (together with the certificates representing the Series A Preferred Stock not so converted, if requested) to the Holder via express courier on or before the Delivery Date if the Corporation has received the original Notice of Conversion and Series A Preferred Stock certificate(s) being so converted in accordance with this Section.

(iii) All shares of Common Stock which may be issued upon conversion of Series A Preferred Stock, will, upon issuance, be duly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

7. Notices of Record Date. In the event that the Corporation shall propose at any time to merge or consolidate with or into any other entity, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of the Series A Preferred Stock reasonable prior written notice by first class mail, postage prepaid, addressed to the holders of Series A Preferred Stock at the address for each such holder as shown on the books of the Corporation. Any such action shall at all times be subject to the rights, preferences and privileges of the Series A Preferred Stock.

8. Reservation of Common Stock. The Corporation shall, at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock.

9. Cancellation of Preferred Stock. All shares of the Series A Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices, shall forthwith cease and terminate except only the right of the holders thereof to receive